EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                                                        August 29, 1996

Mr. Jack Smith
Chairman and Chief Executive Officer
The Sports Authority, Inc.
3383 North State Road 7
Ft. Lauderdale, FL  33319

Dear Mr. Smith:

         This letter will confirm our understanding concerning your employment with The Sports Authority, Inc. (the "Company").

         1. You will continue to render services for the Company as its Chief Executive Officer through June 30, 2000, subject to the provisions of this agreement.

         2. If your employment with the Company is terminated by the Company other than for Cause, or if your employment is terminated by death, the Company will (i) pay to you (or, in the case of death, your estate) through June 30, 2000, a monthly fee equal to (x) one-twelfth of your annualized base salary in effect on the date your employment is terminated, plus yen one-twelfth of the "on plan" bonus amount targeted for you for the fiscal year during which your employment is terminated (to be paid on or about the 15th day of each month), and (ii) during such period and thereafter, provide you and your spouse coverage under the Company's medical and dental insurance plan until you reach age 65, and thereafter pay Medicare Part B premiums for you and your spouse for the remainder of your lives, and to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent coverage. In addition, all of your unvested options to purchase Company stock under the Company's stock option plans and all of your unvested restricted stock granted under the Management Stock Purchase Plan will vest upon termination of your employment.

         3. If you terminate your employment with the Company at any time after March 31, 1997 and before June 30, 2000, the Company will (i) pay to you through the earlier of one year after the last day of your employment or June 30, 2000, a monthly fee equal to (x) one-twelfth of your annualized base salary in effect on the date your employment is terminated, plus yen one-twelfth of the "on plan" bonus amount targeted for you for the fiscal year during which your employment is terminated (to be paid on or about the 15th day of each month), and (ii) during such period and thereafter, provide you and your spouse coverage under the Company's medical and dental insurance plan until

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you reach age 65, and thereafter pay Medicare Part B premiums for you and your spouse for the remainder of your lives, and to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent coverage. In addition, all of your unvested options to purchase Company stock under the Company's stock option plans will vest upon such termination of your employment.

         4. If there is a Change in Control of the Company while you are employed by the Company and if your employment with the Company is terminated by the Company other than for Cause or if you terminate your employment with the Company for Good Reason, or if your employment is terminated by death, in any case within a two-year period following such a Change in Control, the Company will pay to you an amount equal to 2.99 times the sum of (i) your annual rate of base salary at the time of termination or immediately prior to the Change in Control, whichever base salary amount is greater, and (ii) the "on plan" bonus amount targeted for you for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater; provided, however, that the amount of such payment may be reduced as provided in paragraph 6. Such payment shall be made within fifteen days after your termination, or as promptly thereafter as possible if the procedures set forth in paragraph 6 cannot be completed within fifteen days. In addition, subject to any reduction as provided in paragraph 6, the Company will provide you and your spouse coverage under the Company's medical and dental insurance plan until you reach age 65, and thereafter will pay Medicare Part B premiums for you and your spouse for the remainder of your lives, and to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent coverage.

         5. (a) Termination by the Company for "Cause" means termination based on (i) conduct which is a material violation of Company policy, as in effect immediately before any Change in Control, or which is fraudulent or unlawful or which materially interferes with your ability to perform your duties, (ii) misconduct which damages or injures the Company or substantially damages the Company's reputation, or (iii) gross negligence in the performance of, or willful failure to perform, your duties and responsibilities.

                  (b) Termination by you for "Good Reason" means termination based on the occurrence without your express written consent of any of the following: (i) a significant diminution by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company, other than for Cause, (ii) a reduction in your base salary, other than for Cause and other than as part of an across-the-board reduction in salaries of management personnel (including all Vice Presidents and above) of less than 20%, (iii) a material diminution by the Company of benefits (taken as a whole) provided to you immediately prior to the Change in Control, or (iv) the relocation of the Company's principal executive offices to a location outside of Broward County, Palm Beach County or Dade County, Florida or any requirement that you be based anywhere other than the Company's principal executive offices.

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                  (c)       A "Change in Control" shall be deemed to have
occurred if:

                           (i)  the "beneficial ownership" (as defined in
Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

                           (ii)  the shareholders of the Company approve a
definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or

                           (iii)  during any period of three consecutive years,
individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

         6. If it is determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to you or for your benefit pursuant to this agreement (such payments or distributions pursuant to this agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For this purpose, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

         All determinations to be made under this paragraph 6 shall be made by the Company's independent public accountant immediately prior to the Change in Control (the "Accounting Firm")), which firm shall provide its determinations and any supporting calculations both to the Company and to you within ten days of your termination. Any such determination by the Accounting Firm shall be binding on both the Company and you. You shall, in your sole discretion, determine which and how much of any Payment will be eliminated or reduced consistent with the requirements of this paragraph 6. Within five days after your determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for your benefit such amounts as are then due to you under this agreement.

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         As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the termination of your employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); PROVIDED, HOWEVER, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. If the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the Federal Rate.

         All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm against any and all claims, damages and expenses resulting from or relating to such determinations, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         7. In consideration of the obligations of the Company hereunder, unless an event occurs entitling you to payments under paragraph 4, you agree that you shall not (i) directly or indirectly become an employee, director or advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of the Company, (ii) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after the date of this agreement, unless at the time of such solicitation the person solicited had not been an employee of the Company for more than twelve months, and (iii) without the written consent of the Board of Directors or a person authorized thereby, disclose to any person other than as required by law or court order, any confidential information obtained by you while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company, by any member of its Board of Directors or by any other officer thereof to a third party without restrictions on the disclosure of such information. Your obligations under this paragraph will continue until June 30, 2000.

         You acknowledge that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this


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agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You irrevocably and unconditionally (i) agree that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Southern District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Broward County, Florida, (ii) consent to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers.

         8. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan. You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise. The payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

         9. It is the intent of the parties that you not be required to incur any expenses associated with the enforcement of your right to receive payments due under paragraph 4 of this agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you. Accordingly, the Company shall pay you on demand the amount necessary to reimburse you in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by you in enforcing the obligations of the Company to make the payments due under paragraph 4 of this agreement.

         10. The obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company at the time of the termination of your employment of a release, in form satisfactory to the Company, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan, and excluding any claims for reimbursement for liabilities, costs or expenses incurred in any action against you within the scope of your employment by the Company and for which you would have been indemnified pursuant to the bylaws of the Company as of the date hereof (in which case


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you shall notify the Company in writing within ten days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action), unless later limited in accordance with applicable law.

         11. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to acknowledge expressly that this agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this agreement. As used in this agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

         12. All payments hereunder shall be subject to applicable tax withholding and deductions.

         13. This agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

         14. This agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company as to such subject matter. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

         15. If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

         Please indicate your agreement by signing below and retain one copy for your records.

                                   Sincerely,

                                   THE SPORTS AUTHORITY, INC.


                                   By:  /S/ HAROLD TOPPEL
                                        -----------------
                                            Harold Toppel

Agreed:

/S/ JACK SMITH
------------------------

Date:  August 29, 1996